                                                                    EXHIBIT 11.1

                              MAGINET CORPORATION

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

                                                                     SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                 JUNE 30,
                          --------------------------------------  ------------------------
                             1993         1994          1995         1995         1996
                          -----------  -----------  ------------  -----------  -----------
Historical primary net
 loss per share:
Shares used in
 calculation of net loss
 per share:
  Weighted average
   common shares
   outstanding..........      263,569      271,084       291,163      282,694      306,951
  Shares related to SAB
   Nos. 55, 64, and 83:
    Common Stock........      188,911      188,911       188,911      188,911      188,911
    Warrants............      184,615      184,615       184,615      184,615      184,615
    Stock Options.......      818,065      818,065       818,065      818,065      818,065
    Preferred Stock, if
     converted..........    3,142,858    3,142,858     3,142,858    3,142,858    3,142,858
                          -----------  -----------  ------------  -----------  -----------
                            4,334,449    4,334,449     4,334,449    4,334,449    4,334,449
                          -----------  -----------  ------------  -----------  -----------
      Total.............    4,598,018    4,605,533     4,625,612    4,617,143    4,641,400
                          ===========  ===========  ============  ===========  ===========
Net loss................  $(3,379,000) $(7,926,000) $(12,796,000) $(5,385,000) $(7,326,000)
Net loss per share......  $     (0.73) $     (1.72) $      (2.77) $     (1.17) $     (1.58)
Pro Forma:
Shares used in
 calculation of pro
 forma net loss
 per share:
  Weighted average
   common
   shares outstanding...                                 291,163                   306,951
  Preferred stock, if
   converted............                               7,766,020                 7,766,020
  Shares related to SAB
   Nos. 55, 64 and 83:
    Common Stock........                                 188,911                   188,911
    Warrants............                                 184,615                   184,615
    Stock Options.......                                 818,065                   818,065
    Preferred Stock,
     if converted.......                               3,142,858                 3,142,858
                                                    ------------               -----------
                                                       4,334,449                 4,334,449
                                                    ------------               -----------
      Total.............                              12,391,632                12,407,420
                                                    ============               ===========
Net loss................                            $(12,796,000)              $(7,326,000)
Pro forma net loss per
 share..................                            $      (1.03)              $     (0.59)